Exhibit 99.1
INNOTRAC CORPORATION
CONDENSED BALANCE SHEETS
(in thousands, except share data)

ASSETS	June 30, 2009	December 31, 2008
	(unaudited)

Current assets:
Cash and cash equivalents	$1,690	$1,056
Accounts receivable (net of allowance for doubtful accounts of $248 at
June 30, 2009 and $271 at December 31, 2008)	16,824	25,793
Inventories, net	1,114	1,855
Prepaid expenses and other	1,356	1,262
Total current assets	20,984	29,966

Property and equipment:
Rental equipment	185	207
Computer software and equipment	42,662	41,388
Furniture, fixtures and leasehold improvements	9,071	9,061
	51,918	50,656
Less accumulated depreciation and amortization	(37,108)	(34,814)
	14,810	15,842

Goodwill	25,169	25,169
Other assets, net	981	822

Total assets	$61,944	$71,799

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,203	$9,259
Line of credit	-	10,055
Accrued salaries	1,512	2,111
Accrued expenses and other	3,631	3,142
Total current liabilities	10,346	24,567

Noncurrent liabilities:
Equipment lease payable	503	-
Deferred compensation	571	547
Other noncurrent liabilities	227	206
Total noncurrent liabilities	1,301	753

Commitments and contingencies (see Note 5)

Shareholders’ equity:
Preferred stock: 10,000,000 shares authorized, $0.10 par value,
no shares issued or outstanding	-	-
Common stock: 50,000,000 shares authorized, $0.10 par value,
12,600,759 shares issued and 12,334,804 shares outstanding	1,260	1,260
Additional paid-in capital	66,482	66,439
Accumulated deficit	(17,445)	(21,220)
Total shareholders’ equity	50,297	46,479

Total liabilities and shareholders’ equity	$61,944	$71,799

See notes to condensed financial statements.